SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ________________

                                  SCHEDULE 13G
                                 (Rule 13d-102)
                                ________________

    INFORMATION TO BE INCLUDED IN STATEMENTS PURSUANT TO RULES 13d-1(b), (c)
             AND (d) AND AMENDMENTS THERETO FILED PURSUANT TO 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                         (Amendment No. _____________)*


                             SOUTHERN UNION COMPANY
                                (Name of Issuer)

                           Common Stock, $1 par value
                         (Title of Class of Securities)

                                    844030106
                                 (CUSIP Number)

                                December 30, 2003
             (Date of Event Which Requires Filing of this Statement)


     Check the appropriate box to designate the rule pursuant to which this
Schedule is filed:
     [ ] Rule 13d-1(b)
     [X] Rule 13d-1(c)
     [ ] Rule 13d-1(d)

___________

     * The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.


     The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G

CUSIP No. 844030106                                                PAGE 2 OF 13

_______________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION
          NO. OF ABOVE PERSON
                                                          OZ Management, L.L.C.
_______________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_______________________________________________________________________________
     (3)  SEC USE ONLY

_______________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_______________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                  -3,621,451-
SHARES
               ________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                  -0-
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                  -3,621,451-
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                  -0-
_______________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  -3,621,451-
_______________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_______________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  -5.0%-
_______________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
          IA
_______________________________________________________________________________

Schedule 13G

CUSIP No. 844030106                                                PAGE 3 OF 13

_______________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION
          NO. OF ABOVE PERSON
                                                           OZF Management, L.P.
_______________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_______________________________________________________________________________
     (3)  SEC USE ONLY

_______________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_______________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                  -0-
SHARES         ________________________________________________________________

BENEFICIALLY   (6)  SHARED VOTING POWER
                                  -901,985-
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                  -0-
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                  -901,985-
_______________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  -901,985-
_______________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_______________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  -1.2%-
_______________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                      PN
_______________________________________________________________________________

Schedule 13G

CUSIP No. 844030106                                                PAGE 4 OF 13

_______________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION
          NO. OF ABOVE PERSON
                                                         OZF Management, L.L.C.
_______________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_______________________________________________________________________________
     (3)  SEC USE ONLY

_______________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             Delaware
_______________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                  -0-
SHARES
               ________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                  -901,985-
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                  -0-
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                  -901,985-
_______________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  -901,985-
_______________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_______________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  -1.2%-
_______________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                                  -OO-
_______________________________________________________________________________

Schedule 13G

CUSIP No. 844030106                                                PAGE 5 OF 13

_______________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION
          NO. OF ABOVE PERSON
                                                                  Daniel S. Och
_______________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_______________________________________________________________________________
     (3)  SEC USE ONLY

_______________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
_______________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER
                                  -3,621,451-
SHARES
               ________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                  -901,985-
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                  -3,621,451-
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                  -901,985-
_______________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  -4,523,436-
_______________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_______________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  -6.2%-
_______________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                               IN
_______________________________________________________________________________

Schedule 13G

CUSIP No. 844030106                                                PAGE 6 OF 13

_______________________________________________________________________________
     (1)  NAME OF REPORTING PERSON
          S.S. OR I.R.S. IDENTIFICATION
          NO. OF ABOVE PERSON
                                                           Stephen C. Friedheim
_______________________________________________________________________________
     (2)  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
                                                                    (a)  [x]
                                                                    (b)  [ ]
_______________________________________________________________________________
     (3)  SEC USE ONLY

_______________________________________________________________________________
     (4)  CITIZENSHIP OR PLACE OF ORGANIZATION
                             United States
_______________________________________________________________________________

NUMBER OF      (5)  SOLE VOTING POWER

SHARES                            -0-
               ________________________________________________________________
BENEFICIALLY   (6)  SHARED VOTING POWER
                                  -901,985-
OWNED BY       ________________________________________________________________

EACH           (7)  SOLE DISPOSITIVE POWER
                                  -0-
REPORTING      ________________________________________________________________

PERSON WITH    (8)  SHARED DISPOSITIVE POWER
                                  -901,985-
_______________________________________________________________________________
     (9)  AGGREGATE AMOUNT BENEFICIALLY OWNED
          BY EACH REPORTING PERSON
                                  -901,985-
_______________________________________________________________________________
    (10)  CHECK BOX IF THE AGGREGATE AMOUNT
          IN ROW (9) EXCLUDES CERTAIN SHARES                             [ ]
_______________________________________________________________________________
    (11)  PERCENT OF CLASS REPRESENTED
          BY AMOUNT IN ROW (9)
                                  -1.2%-
_______________________________________________________________________________
    (12)  TYPE OF REPORTING PERSON
                                  IN
_______________________________________________________________________________

Schedule 13G

CUSIP No. 844030106                                                PAGE 7 OF 13


ITEM 1(a).  NAME OF ISSUER:
             SOUTHERN UNION COMPANY

ITEM 1(b).  ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
             One PEI Center, Wilkes-Barre, PA  18711

ITEMS 2(a), 2(b) and 2(c).   NAME OF PERSON FILING, ADDRESS OF PRINCIPAL
BUSINESS OFFICE AND CITIZENSHIP:

     This statement is filed by the entities and persons listed below, all of whom together are referred to herein as the "Reporting Persons":

          (i) OZ Management, L.L.C. ("OZ"), a Delaware limited liability company, with respect to the Shares held by certain investment funds and discretionary accounts managed by OZ.

         (ii) OZF Management, L.P. ("OZF"), a Delaware limited partnership, with respect to the Shares held by certain investment funds managed by OZF (together with the discretionary accounts and investment funds managed by OZ, the "Accounts").

        (iii) OZF Management, L.L.C. (the "General Partner"), a Delaware limited liability company which is the general partner of OZF, with respect to the Shares held by the Accounts managed by OZF.

         (iv) Daniel S. Och, who is a Senior Managing Member of both the General Partner and OZ, with respect to the Shares held by the Accounts.

          (v) Stephen C. Friedheim, who is a Senior Managing Member of the General Partner, with respect to the Shares held by the Accounts managed by OZF.

          The citizenship of each of OZ, OZF and the General Partner is set forth above. Each of Daniel S. Och and Stephen C. Friedheim is a United States citizen.

          The address of the principal business office of each of the Reporting Persons is 9 West 57th Street, 39th Floor, New York, NY 10019.

Schedule 13G

CUSIP No. 844030106                                                PAGE 8 OF 13

ITEM 2(d).  TITLE OF CLASS OF SECURITIES: Common Stock, $1 par value

ITEM 2(e).  CUSIP NUMBER:      844030106

ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO 13d-1(b) OR 13d-2(b) OR (c), CHECK WHETHER THE PERSON FILING IS A:

          (a) [ ] Broker or dealer registered under Section 15 of the Act

          (b) [ ]   Bank as defined in Section 3(a)(6) of the Act

          (c) [ ] Insurance Company as defined in Section 3(a)(19) of the Act

          (d) [ ] Investment Company registered under Section 8 of the Investment Company Act of 1940

          (e) [ ] Investment Adviser registered under Section 203 of the Investment Advisers Act of 1940: see Rule 13d-1(b)(1)(ii)(E)

          (f) [ ] Employee Benefit Plan, Pension Fund which is subject to the provisions of the Employee Retirement Income Security Act of 1974 or Endowment Fund; see Rule 13d-1(b)(1)(ii)(F)

          (g) [ ]   Parent Holding Company, in accordance with Rule 13d-
                    1(b)(ii)(G);

          (h) [ ] Savings Associations as defined in Section 3(b) of the Federal Deposit Insurance Act;

          (i) [ ] Church Plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act of 1940;

          (j) (  )  Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

         IF THIS STATEMENT IS FILED PURSUANT TO Rule 13d-1(c), CHECK THIS
BOX. [x]

Schedule 13G

CUSIP No. 844030106                                                PAGE 9 OF 13

ITEM 4.   OWNERSHIP.

           OZ serves as principal investment manager to a number of investment funds and discretionary accounts with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Mr. Daniel
S. Och is the Senior Managing Member of OZ. As such, he may be deemed to control such entity and therefore may be deemed to be the beneficial owner of the Shares reported in this Schedule 13G.

           OZF serves as principal investment manager to a number of investment funds with respect to which it has voting and dispositive authority over the Shares reported in this Schedule 13G. Mr. Daniel S. Och and Mr. Stephen C. Friedheim are the Senior Managing Members of the General Partner. As such, they may be deemed to control such entity and therefore be the beneficial owners of the Shares in this Schedule 13G.

          Each of the Reporting Persons hereby disclaims any beneficial ownership of any such Shares.

         A.  OZ
         (a) Amount beneficially owned: 3,621,451
         (b) Percent of class: 5.0%
             (All percentages herein are based on 72,945,392 shares of Class A Common Stock reported to be outstanding as of November 7, 2003, as reflected in the Form 10-Q filed by the Company for the quarter ended September 30, 2003.)
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         3,621,451
                  (ii)   shared power to vote or to direct the vote
                         0
                  (iii) sole power to dispose or to direct the disposition of 3,621,451
                  (iv) shared power to dispose or to direct the disposition of 0

     B.  OZF
        (a)  Amount beneficially owned: 901,985
        (b)  Percent of class: 1.2%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         901,985
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 901,985

Schedule 13G

CUSIP No. 844030106                                                PAGE 10 OF 13

     C.  The General Partner
        (a)  Amount beneficially owned: 901,985
        (b)  Percent of class: 1.2%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         901,985
                  (iii)  sole power to dispose or to direct the disposition
                                     of 0
                  (iv) shared power to dispose or to direct the disposition of 901,985

     D.  Daniel S. Och
        (a)  Amount beneficially owned: 4,523,436
        (b)  Percent of class: 6.2%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         3,621,451
                  (ii)   shared power to vote or to direct the vote
                         901,985
                  (iii) sole power to dispose or to direct the disposition 3,621,451
                  (iv) shared power to dispose or to direct the disposition of 901,985

     E.  Stephen C. Friedheim
        (a)  Amount beneficially owned: 901,985
        (b)  Percent of class: 1.2%
        (c)  Number of shares as to which such person has:
                  (i)    sole power to vote or to direct the vote
                         0
                  (ii)   shared power to vote or to direct the vote
                         901,985
                  (iii) sole power to dispose or to direct the disposition of 0
                  (iv) shared power to dispose or to direct the disposition of 901,985

Schedule 13G

CUSIP No. 844030106                                                PAGE 11 OF 13


ITEM 5.   OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS.
            Not applicable.

ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON. See Item 4.

ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY.
          Not applicable.

ITEM 8.   IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP.
          See Item 4.

ITEM 9.   NOTICE OF DISSOLUTION OF GROUP.
          Not applicable.

ITEM 10.  CERTIFICATION.  (if filing pursuant to Rule 13d-1(c))

          Each of the Reporting Persons hereby make the following certification:

          By signing below each Reporting Person certifies that, to the best of its knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G

CUSIP No. 844030106                                               PAGE 12 OF 13


                                                    SIGNATURES

          After reasonable inquiry and to the best of our knowledge and belief, the undersigned certify that the information set forth in this statement is true, complete and correct.

DATED:  January 9, 2004             /s/ Daniel S. Och
                                    ___________________________________
                                    OZ MANAGEMENT, L.L.C.
                                    By Daniel S. Och
                                    Senior Managing Member


                                    /s/ Daniel S. Och
                                    ___________________________________
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Daniel S. Och
                                    Senior Managing Member


                                    /s/ Stephen C. Friedheim
                                    ___________________________________
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Stephen C. Friedheim
                                    Senior Managing Member


                                    /s/ Daniel S. Och
                                    ___________________________________
                                    Daniel S. Och


                                    /s/ Stephen C. Friedheim
                                    ___________________________________
                                    Stephen C. Friedheim

Schedule 13G

CCUSIP No. 844030106                                              PAGE 13 OF 13

                                    EXHIBIT 1

                           JOINT ACQUISITION STATEMENT
                            PURSUANT TO RULE 13d-1(k)


          The undersigned acknowledge and agree that the foregoing statement on
Schedule 13G, is filed on behalf of each of the undersigned and that all subsequent amendments to this statement on Schedule 13G, shall be filed on behalf of each of the undersigned without the necessity of filing additional joint acquisition statements. The undersigned acknowledge that each shall be responsible for the timely filing of such amendments, and for the completeness and accuracy of the information concerning him or it contained therein, but shall not be responsible for the completeness and accuracy of the information concerning the others, except to the extent that he or it knows or has reason to believe that such information is inaccurate.


DATED:  January 9, 2004             /s/ Daniel S. Och
                                    ___________________________________
                                    OZ MANAGEMENT, L.L.C.
                                    By Daniel S. Och
                                    Senior Managing Member

                                    /s/ Daniel S. Och
                                    ___________________________________
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Daniel S. Och
                                    Senior Managing Member

                                    /s/ Stephen C. Friedheim
                                    ___________________________________
                                    OZF MANAGEMENT, L.P.
                                    By OZF MANAGEMENT, L.L.C., its General
                                    Partner
                                    By Stephen C. Friedheim
                                    Senior Managing Member

                                    /s/ Daniel S. Och
                                    ___________________________________
                                    Daniel S. Och

                                    /s/ Stephen C. Friedheim
                                    ___________________________________
                                    Stephen C. Friedheim